Table of Contents

As filed with the Securities and Exchange Commission on March 28, 2023

Registration No. 333-270813

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1/A

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Auddia Inc.

(Exact name of registrant as specified in its charter)

Delaware	7371	45-4257218
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2100 Central Ave., Suite 200

Boulder, Colorado 80301

(303) 219-9771

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael Lawless

Chief Executive Officer

Auddia Inc.

2100 Central Ave., Suite 200

Boulder, Colorado 80301

(303) 219-9771

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Barry I. Grossman, Esq.
James H. Carroll, Esq.	Sarah Williams, Esq.
Carroll Legal LLC	Ellenoff Grossman & Schole LLP
1449 Wynkoop Street, Suite 507	1345 Avenue of the Americas, 11th Floor,
Denver, CO 80202	New York, NY 10105
(303) 888-4859	(212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus,

Subject to Completion, dated March 28, 2023

AUDDIA INC.

6,819,732 UNITS CONSISTING OF

ONE SHARE OF COMMON STOCK,

OR ONE PRE-FUNDED WARRANT TO PURCHASE ONE SHARE OF COMMON STOCK, AND

ONE WARRANT TO PURCHASE ONE SHARE OF COMMON STOCK

We are offering up to 6,819,732 units, each consisting of one share of our common stock, par value $0.001 per share, and one warrant to purchase one share of common stock (“Common Warrants”), in a firm commitment underwritten public offering at an assumed offering price of $0.8798 per unit, which is equal to the closing price of our common stock on the Nasdaq Capital Market on March 24, 2023, for gross proceeds of approximately $6.0 million. Each Common Warrant will have an exercise price of $[•] per share of common stock (equal to 100% of the public offering price of each unit sold in this offering), will be exercisable immediately, and will expire five years from the date of issuance.

We are also offering to each purchaser of units that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding common stock immediately following the consummation of this offering the opportunity to purchase units consisting of one pre-funded warrant (in lieu of one share of common stock) (Pre-Funded Warrant”) and one Common Warrant. A holder of pre-funded warrants will not have the right to exercise any portion of its pre-funded warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, such limit may be increased to up to 9.99%) of the number of shares of common stock outstanding immediately after giving effect to such exercise. Each pre-funded warrant will be exercisable for one share of common stock. The purchase price of each unit including a Pre-Funded Warrant will be equal to the price per unit including one share of common stock, minus $0.0001, and the remaining exercise price of each Pre-Funded Warrant will equal $0.0001 per share. The Pre-Funded Warrants will be immediately exercisable (subject to the beneficial ownership cap) and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. For each unit including a Pre-Funded Warrant we sell (without regard to any limitation on exercise set forth therein), the number of units including a share of common stock we are offering will be decreased on a one-for-one basis.

The shares of our common stock and Pre-Funded Warrants, if any, and the accompanying Common Warrants can only be purchased together in this offering but will be issued separately and will be immediately separable upon issuance. We are also registering the shares of common stock issuable from time to time upon exercise of the Common Warrants and Pre-Funded Warrants included in the units offered hereby.

Our common stock is traded on the Nasdaq Capital Market under the symbol “AUUD.” On March 22, 2023, the closing price for our common stock, as reported on the Nasdaq Capital Market, was $0.96 per share. The public offering price per unit will be determined at the time of pricing and may be at a discount to the then current market price. The recent market price used throughout this prospectus may not be indicative of the final offering price. The final public offering price will be determined through negotiation between us and investors based upon a number of factors, including our history and our prospects, the industry in which we operate, our past and present operating results, the previous experience of our executive officers and the general condition of the securities markets at the time of this offering.

There is no established public trading market for the Pre-Funded Warrants or Common Warrants, and we do not expect a market to develop. Without an active trading market, the liquidity of the Pre-Funded Warrants and Common Warrants will be limited. In addition, we do not intend to list the Pre-Funded Warrants or the Common Warrants on the Nasdaq Capital Market, any other national securities exchange or any other trading system.

Our Series A Warrants offered in connection with our February 2021 initial public offering are quoted on the Nasdaq Capital Market under the symbol “AUUDW.” The last reported sale price of our Series A Warrants on the Nasdaq Capital Market on March 22, 2023 was $0.218 per Series A Warrant.

We are an “emerging growth company” and a “smaller reporting company” as defined under the federal securities laws and, as such, have elected to be subject to reduced public company reporting requirements.

	Per Unit(1)	Total
Public offering price	$	$
Underwriting discounts and commissions (2) (3)	$	$
Proceeds, before expenses, to us	$	$

(1) Units consist of one share of common stock, or one Pre-Funded Warrant to purchase one share of common stock, and one Common Warrant to purchase one share of common stock.

(2) We have granted the underwriters an option to purchase an additional [•] shares of common stock and/or Common Warrants to purchase [•] additional shares of common stock from us (being up to 15% of the shares of common stock (including shares underlying Pre-Funded Warrants) and/or up to 15% of the Common Warrants sold in this offering), in any combination thereof, at the public offering price per share and public offering price per Common Warrant, respectively, less the underwriting discounts and commissions, for 45 days from the date of this prospectus.

(3) The underwriting discount shall equal 7.0% of the gross proceeds of the securities sold by us in this offering. The underwriter will receive compensation in addition to the underwriting discount described above. See “Underwriting” for a description of compensation payable to the underwriter.

We anticipate that delivery of the securities against payment will be made on or about [•], 2023.

Investing in our securities involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our securities in “Risk Factors” beginning on page 9 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Ladenburg Thalmann	Maxim Group

The date of this prospectus is ___________, 2023

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Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares of common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in or incorporated by reference in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference filed with the Securities and Exchange Commission, or the SEC, before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in a document incorporated by reference is inconsistent with a statement in another document incorporated by reference having a later date, the statement in the document having the late date modifies or supersedes the earlier statement.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this public offering and the distribution of this prospectus applicable to that jurisdiction.

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third-parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Our management estimates have not been verified by any independent source, and we have not independently verified any third-party information. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Risk Factors” and “Information Regarding Forward-Looking Statements.”

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”

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PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and in documents incorporated by reference. This summary is not complete and may not contain all the information you should consider before investing in our securities. You should read this entire prospectus and the documents incorporated by reference in this prospectus carefully, especially the risks of investing in our securities discussed under the heading “Risk Factors,” and our financial statements and related notes incorporated by reference in this prospectus before making an investment decision. Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus and the documents incorporated by reference in this prospectus to “Auddia”, “the Company,” “we,” “us” and “our” refer to Auddia Inc. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Information Regarding Forward-Looking Statements.”

This prospectus includes trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus are the property of their respective owners.

Except as otherwise noted, all information in this prospectus reflects and assumes (i) no sale of Pre-Funded Warrants in this offering, which, if sold, would reduce the number of shares of common stock that we are offering on a one-for-one basis and (ii) no exercise of the Common Warrants issued in this offering.

Overview

Auddia is a technology company headquartered in Boulder, CO that is reinventing how consumers engage with audio through the development of a proprietary AI platform for audio and innovative technologies for podcasts. Auddia is leveraging these technologies within its industry-first audio Superapp, faidr (previously known as the Auddia App).

faidr gives consumers the opportunity to listen to any AM/FM radio station with no commercials while personalizing the listening experience through skips and the insertion of on-demand content, including popular and new music, news, and weather. The faidr app represents the first-time consumers can combine the local content uniquely provided by AM/FM radio with commercial-free and personalized listening many consumers demand from digital-media consumption. In addition to commercial-free AM/FM, faidr includes podcasts and exclusive content, branded faidrRadio, which includes new artist discovery, curated music stations, and Music Casts. Music Casts are unique to faidr. Hosts and DJs can combine on-demand talk segments with dynamic music streaming, which allows users to hear podcasts with full music track plays embedded in the episodes.

Auddia has also developed a podcasting platform that provides a unique suite of tools that helps Podcasters create additional digital content for their podcast episodes as well as plan their episodes, build their brand, and monetize their content with new content distribution channels. This podcast platform also gives users the ability to go deeper into the stories through supplemental, digital content, and eventually comment and contribute their own content to episode feeds.

Both of Auddia’s offerings address large and rapidly growing audiences.

The Company has developed its AI platform on top of Google’s TensorFlow open-source library that is being “taught” to know the difference between all types of audio content on the radio. For instance, the platform recognizes the difference between a commercial and a song and is learning the differences between all other content to include weather reports, traffic, news, sports, DJ conversation, etc. Not only does the technology learn the differences between the various types of audio segments, but it also identifies the beginning and end of each piece of content.

The Company is leveraging this technology platform within its premium AM/FM radio listening experience through the faidr App. The faidr App can be downloaded by consumers who will pay a subscription fee in order to listen to any streaming AM/FM radio station without commercials, podcasts and the faidrRadio exclusive content offerings. Advanced features will allow consumers to skip any content heard on the station, request audio content on-demand, and program an audio routine. We believe the faidr App represents a significant differentiated audio streaming product, or Superapp, to have come to market since the emergence of popular streaming music apps such as Pandora, Spotify, Apple Music, Amazon Music, etc.   We believe that the most significant point of differentiation is that in addition to ad-free AM/FM streaming, the faidr App will deliver non-music content that includes local sports, news, weather, traffic and the discovery of new music alongside exclusive programming and podcasts. No other radio streaming app available today, including category leaders like TuneIn, iHeart, and Audacy, can compete with faidr’s full product offerings.

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The Company commissioned two separate surveys to establish subscription pricing in accordance with an industry standard pricing analysis. Results of both surveys, which included nearly 3,000 responses, suggested $12/month as the optimal price to maximize revenue and $7.99 to maximize market share and indicated that 29% of respondents were at least likely to subscribe to the product. The majority of respondents who self-identified as being listeners to paid services such as SiriusXM and streaming radio indicated a likely intent to purchase. We believe this implies a preference for the local content inherent in AM/FM broadcasting.

The Company launched all major U.S. radio stations on its faidr App on February 15, 2022.

The Company has also developed its podcasting platform, which leverages technologies and proven product concepts to differentiate its podcasts offering from other competitors in the radio streaming product category.

With podcasting growing and predicted to grow at a rapid rate, the Auddia podcast platform was conceptualized to fill a void in the emerging audio media space. The platform aims to be the preferred podcasting solution for podcasters by enabling them to deliver digital content feeds that match the audio of their podcast episodes, and by enabling podcasters to make additional revenue from new digital advertising channels; subscription channels; on-demand fees for exclusive content; and through direct donations from their listeners. Today, podcasters do not have a preference as to where their listeners access their episodes, as virtually all listening options (mobile apps and web players) deliver only their podcast audio. By creating a platform on which they can make net new and higher margin revenue, we believe that podcasters will promote faidr to their listeners, thus creating a powerful, organic marketing dynamic.

One innovative and proprietary part of the podcast platform is the availability of tools to create and distribute an interactive digital feed which supplements podcast episode audio with additional digital. These content feeds allow podcasters to tell deeper stories to their listeners while giving podcasters access to digital revenue for the first time. Podcasters will be able to build these interactive feeds using The Podcast Hub, a content management system that also serves as a tool to plan and manage podcast episodes. The digital feed activates a new digital ad channel that turns every audio ad into a direct-response, relevant-to-the-story, digital ad, increasing the effectiveness and value of their established audio ad model. The feed also presents a richer listening experience, as any element of a podcast episode can be supplemented with images, videos, text and web links. This feed will appear fully synchronized in the faidr mobile App, and it also can be hosted and accessed independently (e.g., through any browser), making the content feed universally distributable.

As the Company continues to enhance the functionality and features of faidr, over time users will be able to comment, and podcasters will be able to grant some users publishing rights to add content directly into the feed on their behalf. This will create another first for podcasting, a dialog between creator and fan, synchronized to the episode content.

The podcast capabilities within faidr will also introduce a unique and industry first multi-channel, highly flexible set of revenue channels that podcasters can activate in combination to allow listeners to choose how they want to consume and pay for content. “Flex Revenue” allows podcasters to continue to run their standard audio ad model and complement those ads with direct response enabled digital ads in each episode content feed, increasing the value of advertising on any podcast. “Flex Revenue” will also activate subscriptions, on-demand fees for content (e.g., listen without audio ads for a micro payment fee) and direct donations from listeners. Using these channels in combination, podcasters can maximize revenue generation and exercise higher margin monetization models, beyond basic audio advertising.

faidr is available today through the iOS and Android app stores.

Software Products and Services

The faidr App

The faidr App is our flagship product and is expected to generate the majority of the Company’s future revenue.

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How the faidr App Works

A faidr subscriber will select a specific streaming radio station to record and be able to listen to the recording of that station in a customized manner. The faidr App will record the station in real time and its AI algorithm will identify the beginning and end of audio content segments including music and commercials. When the recorded station is played back by the App subscriber, faidr will identify the audio content segments the user chooses not to consume and automatically switch the audio playback of the recording to a different piece of audio content. For example, if a consumer chooses not to listen to commercials during the playback of their recording of a station, the faidr App will automatically cover the commercial segments with other content such as additional music.

The Company is developing strategies and content relationships to access additional content sources to cover commercials and respond to skips across many content segments in addition to music and commercials, such as sports, news, talk and weather. As the audio content ecosystem continues to expand, the Company believes faidr will represent an attractive distribution platform for content providers. There is no guarantee the audio content ecosystem will continue to expand along its current trajectory or that the Company will be able to secure access to content in an economically advantageous manner, both of which would negatively impact the user experience within faidr. The Company has not yet secured the rights from content providers to place any audio content into the platform in an on-demand use case.

Users of faidr can also access any podcast that’s publicly available as well as exclusive programming, music stations and Music Casts, through faidrRadio.

The faidr App is built on a proprietary artificial intelligence platform developed and owned by the Company and subject to one issued patent and additional patent applications that are pending.

Copyright Law

To secure the rights to stream music and other content through the faidr app, the Company may enter into license agreements with copyright owners of sound recordings and musical works or their authorized agents. In June 2021, the Company filed a Notice of Use of Sound Recordings Under Statutory License in accordance with 37 CFR § 370.2, which authorized the Company to make noninteractive digital audio transmissions and reproductions of certain sound recordings pursuant to the statutory licenses set forth in 17 U.S.C. §§ 112 and 114. The Company is also in the process of obtaining licenses with the performing rights organizations (“PROs”) in the United States, which negotiate blanket licenses with copyright users for the public performance of compositions in their repertory, collect royalties under such licenses, and distribute those royalties to copyright owners.

The faidr App’s architecture presents a built-in digital audio recorder (“DAR”) that will allow consumers to record third-party transmissions made available through the faidr App. The Company believes such consumer-initiated recordings are authorized as non-infringing, fair use time shifting by consumers pursuant to the Supreme Court’s decision in Sony Corp. of America v. Universal City Studios, Inc., 464 U.S. 417 (1984). The Supreme Court also ruled that the manufacturers of home video recording devices were not liable for reproductions made by consumers where the devices had substantial non-infringing uses. faidr’s DAR is analogous to the Betamax television recorders found non-infringing in the Universal City Studios decision. With the faidr’s DAR, users can select radio stations to record. Users can also control their listening experience by deciding whether they will listen to commercials or other programming categories selected by the user. The Company believes giving users the ability to avoid commercials is protected, non-infringing activity.

If a court were to hold that one or more functionalities offered by the faidr App resulted in the violation of protected rights of third parties, the Company could be subject to liability for infringement, the damages for which could be material.

Podcast Platform

Auddia’s Podcast Platform, which includes the Vodacast mobile app, is an interactive podcasting platform the Company has built that allows podcasters to give their audiences an interactive audio experience. Podcast listeners are able to see video and other digital content that correlates with the podcast audio and is presented to the listener as a digital feed. All content presented in the digital feed can be synched to the podcast audio content. This allows podcast listeners to visually experience, interact with, and eventually comment on audio content in podcasts.

Much of the technology we use in this platform to create the feed of digital content synchronized to the audio content of the podcast is based on the core functionality and product concepts the Company has used historically to provide synchronized digital feeds to over 580 radio stations.

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The digital feed introduces a new digital revenue stream to podcasters, such as synchronized digital advertising while providing end users a new digital content channel that compliments the core audio channel of the podcast. Below are hypothetical screenshots for a generic Podcast. The image on the right is an example of an episode feed in the Vodacast mobile app while the image on the left is an example of a typical user experience of a podcast episode in most other listening apps. Within the Vodacast episode feed, digital ads can be placed to drive revenue.

All of the content and functionality that is made available within the Podcast Platform, through the Vodacast mobile app, is currently being added to the faidr app, diversifying the podcast offering of faidr and bringing that app up to parity with the major, competing apps like iHeart Radio, TuneIn and Audacy.

Business Model and Customer Acquisition Strategy for faidr

The Company has an eight-year plus history of working closely with the broadcast radio industry in the United States to help the industry adapt to both digital advertising and digital media technologies.

The Company announced several broadcast radio partnerships during 2021 in which we performed commercial trials within these markets. Based on the initial results from our commercial trials, the Company believes consumers are drawn to an interruption-free radio experience. We executed a full launch in February 2022 that initially included approximately 4,000 radio stations on the faidr App. The Company has continued to add stations to the faidr App which now presents more than 6,200 AM/FM streams.

Radio stations owned by broadcasters will be economically incentivized to promote faidr to their listeners. We intend to leverage subscription revenue to compensate participating radio broadcasters for promotional support and their increased music streaming fees. We believe that if participating broadcasters can generate increased revenue from their content, they can decrease their on-air advertising load while increasing the price paid for each commercial, as the commercial is more likely to be heard by consumers in a less cluttered advertising environment. In addition, we intend to offer tiered subscriptions to the faidr App where lower priced subscriptions allow a lower level of functionality and control. We believe that our history and existing relationships with broadcast radio will drive customer acquisition for the faidr App.

Our business model is based on creating a pool of subscription revenue across all streaming stations and other content providers utilizing the faidr platform. This subscription pool, less direct subscriber acquisition costs and increased music streaming fees, is expected to be shared with radio stations and other content providers based on the time each listener spends listening to a station on faidr. We believe this business model will result in broadcasters promoting the listening of their stations within faidr, similar to how radio stations are currently using airtime to promote the listening of their stations on Alexa and other smart speaker systems.

The podcast platform, once implemented in faidr, will be marketed to podcasters and podcasting companies with business-to-business strategies that focus on communicating the value proposition. The potential to earn new, incremental revenue on the faidr platform, in addition to the other key value propositions of the platform, is expected to organically drive podcasters to promote the platform directly to their listeners. Direct-to-consumer marketing will be done independently by the Company and, in some cases, in partnership with podcasters who leverage their audio content programs to promote to their established audiences. As is the case with other proven marketing strategies, we intend to have our partners benefit from a participative revenue share, higher ad revenue, and higher margins on advertising through the Vodacast platform.

Risks associated with our business

Investing in our securities involves a high degree of risk. You should carefully consider the risks described in “Risk Factors” beginning on page 9 before making a decision to invest in our common stock. If any of these risks actually occurs, our business, financial condition, results of operations and prospects would likely be materially, adversely affected. In that event, the trading price of our common stock could decline, and you could lose part or all of your investment.

Going Concern Opinion

Our working capital deficiency, stockholders’ deficit, and recurring losses from operations raise substantial doubt about our ability to continue as a going concern. As a result, our independent registered public accounting firm included an explanatory paragraph in its report on our financial statements for the year ended December 31, 2022 with respect to this uncertainty. Our ability to continue as a going concern will require us to obtain additional funding.

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Implications of being an emerging growth company

We qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•	inclusion of only two years, as compared to three years, of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);

•	an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board (the “PCAOB”) requiring mandatory audit firm rotation;

•	reduced disclosure about executive compensation arrangements; and

•	an exemption from the requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements.

We may take advantage of these provisions until we are no longer an emerging growth company. We will remain an emerging growth company until the earliest of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our February 2021 IPO, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior December 31st, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

We have taken advantage of the reduced reporting requirements in this prospectus and in the documents incorporated by reference into this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies that are not emerging growth companies.

The JOBS Act permits an emerging growth company such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies.

Our corporate information

We were originally formed as Clip Interactive, LLC in January 2012, as a limited liability company under the laws of the State of Colorado. Immediately prior to our initial public offering in February 2021, we converted into a Delaware corporation pursuant to a statutory conversion and were renamed Auddia Inc.

Our principal executive offices are located at 2100 Central Ave., Suite 200, Boulder, CO 80301. Our main telephone number is (303) 219-9771. Our internet website is www.auddia.com. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not a part of this prospectus.

Trademarks

The Company also holds the trademark for “AUDDIA” which is used as both the corporate brand name as well as the name of the consumer-facing mobile application that delivers the Company’s commercial free radio service.  The Company also holds trademarks and is in the process of applying for trademarks for key products and brands. The Company holds the trademark for our product named “PLAZE”, which is a potential commercial-free music streaming product that is a potential future, strategic opportunity of our business. The Company holds the trademark for “VODACAST” which is used as the brand name for our podcasting platform.

We have omitted the ® and ™ designations, as applicable, for the trademarks used in this prospectus.

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INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus include forward-looking statements, which involve risks and uncertainties. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believe,” “estimate,” “project,” “anticipate,” “expect,” “seek,” “predict,” “continue,” “possible,” “intend,” “may,” “might,” “will,” “could,” would” or “should” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and the documents incorporated by reference in this prospectus, and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our product candidates, research and development, commercialization objectives, prospects, strategies, the industry in which we operate and potential collaborations. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Forward-looking statements speak only as of the date of this prospectus. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

You should read this prospectus, the documents incorporated by reference in this prospectus, and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect. All forward-looking statements are based upon information available to us on the date of this prospectus.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition, business and prospects may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition, business and prospects are consistent with the forward-looking statements contained (or incorporated by reference) in this prospectus, those results may not be indicative of results in subsequent periods.

Forward-looking statements necessarily involve risks and uncertainties, and our actual results could differ materially from those anticipated in the forward-looking statements due to a number of factors, including those set forth below under “Risk Factors” and elsewhere in this prospectus. The factors set forth below under “Risk Factors” and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus. The forward-looking statements contained in this prospectus represent our judgment as of the date of this prospectus. We caution readers not to place undue reliance on such statements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus.

You should read this prospectus, the documents incorporated by reference in this prospectus, and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

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THE OFFERING

Units offered

6,819,732 units on a firm commitment basis at an assumed public offering price of $0.8798 per unit. Each unit consists of one share of common stock and one Common Warrant to purchase one share of common stock.

We are also offering to each purchaser, with respect to the purchase of units that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding shares of common stock immediately following the consummation of this offering, the opportunity to purchase one Pre-Funded Warrant in lieu of one share of common stock. A holder of Pre-Funded Warrants will not have the right to exercise any portion of its Pre-Funded Warrant if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, such limit may be increased to up to 9.99%) of the number of shares of common stock outstanding immediately after giving effect to such exercise. Each Pre-Funded Warrant will be exercisable for one share of common stock. The purchase price per Pre-Funded Warrant will be equal to the price per share of common stock, minus $0.0001, and the exercise price of each Pre-Funded Warrant will equal $0.0001 per share. The Pre-Funded Warrants will be immediately exercisable (subject to the beneficial ownership cap) and may be exercised at any time in perpetuity until all of the Pre-Funded Warrants are exercised in full. The units will not be certificated or issued in stand-alone form. The shares of common stock, and/or Pre-Funded Warrants, and the Common Warrants comprising the units are immediately separable upon issuance and will be issued separately in this offering

Common stock to be outstanding prior to this offering	12,850,709 shares

Common stock to be outstanding after this offering	19,670,441 shares

Assumed public offering price per unit	$0.8798 per unit

Description of Common Warrants:

The Common Warrants will be immediately exercisable on the date of issuance and expire on the five-year anniversary of the date of issuance at an initial exercise price per share equal to $[•] (equal to 100% of the public offering price of each unit sold in this offering), subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock. The terms of the Common Warrants will be governed by a Warrant Agency Agreement, dated as of the closing date of this offering, that we expect to be entered into between us and VStock Transfer LLC or its affiliate (the “Warrant Agent”). This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the Common Warrants. For more information regarding the Common Warrants, you should carefully read the section titled “Description of Securities We Are Offering” in this prospectus.

Over-allotment Option	We have granted the underwriters an option to purchase an additional [•] shares of common stock and/or Common Warrants to purchase [•] additional shares of common stock from us (being up to 15% of the shares of common stock (including shares underlying Pre-Funded Warrants) and/or up to 15% of the Common Warrants sold in this offering), in any combination thereof, at the public offering price per share and public offering price per Common Warrant, respectively, less the underwriting discounts and commissions, for 45 days from the date of this prospectus.

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Use of Proceeds

We expect to receive net proceeds from this offering of approximately $5.3 million, or approximately $6.2 million if the underwriters exercise their option to purchase additional shares of our common stock in full, based upon an assumed offering price of $0.8798 per share, the last reported sale price of our common stock on the Nasdaq Capital Market on March 24, 2023, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us

We intend to use the net proceeds from this offering (including any additional proceeds that we may receive if the underwriters exercise their option to purchase additional shares of our common stock), together with our existing cash, to (i) pay off $2.2 million principal amount of our outstanding secured bridge notes and (ii) build out the product platforms, expand our sales and marketing efforts, and for general and administration expenses and other general corporate purposes. See “Use of Proceeds.”

Nasdaq Capital Market Symbols	Common Stock “AUUD”. Series A Warrants “AUUDW”.

Risk Factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our securities.

Lock-up	We, each of our officers, directors, and certain of our stockholders of our common stock have agreed, subject to certain exceptions, not to sell, offer, agree to sell, contract to sell, hypothecate, pledge, grant any option to purchase, make any short sale of, or otherwise dispose of or hedge, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of capital stock, for a period of ninety (90) days after the date of this prospectus, without the prior written consent of Ladenburg Thalmann & Co. Inc. See “Shares Eligible for Future Sale” and “Underwriting” for additional information.

The number of shares outstanding after this offering is based on 12,850,709 shares of our common stock outstanding as of March 10, 2023, and excludes:

•	292,843 shares of our common stock reserved for issuance under outstanding stock options granted under our 2013 Equity Incentive Plan,
•	275,250 shares of our common stock reserved for issuance under outstanding restricted stock units granted under our 2020 Equity Incentive Plan,
•	1,044,080 shares of our common stock reserved for issuance under outstanding stock options granted under our 2020 Equity Incentive Plan,
•	1,143,803 shares of our common stock reserved for future grant under our 2020 Equity Incentive Plan,
•	511,450 shares of our common stock reserved for issuance under outstanding stock options and outstanding RSUs granted as employment inducement awards to three of our former and current executives outside of our 2013 and 2020 Equity Incentive Plans,
•	653,855 shares of common stock reserved for issuance upon the exercise of outstanding common stock warrants,
•	3,498,898 shares of common stock reserved for issuance upon the exercise of our publicly traded outstanding Series A Warrants,
•	319,346 shares of common stock reserved for issuance upon the exercise of an outstanding IPO underwriter representative common stock warrant, and
•	assumes no exercise by the underwriters of their option to purchase 1,022,960 additional shares and/or Common Warrants pursuant to their over-allotment option.

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RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below, as well as those risk factors included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and any subsequent Quarterly Report on Form 10-Q, together with all of the other information contained in this prospectus and incorporated by reference herein, including our financial statements and the related notes, before deciding to invest in our securities. The risks and uncertainties described below and in the documents incorporated by reference herein are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that affect us. If any of the following risks actually occurs, our business, financial condition, results of operations and prospects could be materially and adversely affected, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related to Our Financial Condition and Capital Requirements

Our continuing operations will require additional capital which we may not be able to obtain on favorable terms, if at all.

We currently have limited committed sources of capital and we have limited liquidity. Our cash and cash equivalents as of December 31, 2022, was $1.66 million. We expect our current cash and cash equivalents will be sufficient to fund our operations through the first week of April 2023. Therefore, we will require substantial future capital in order to continue to operations.

Following the receipt of $5.3 million in net proceeds from this offering and the repayment of $2.2. million of our outstanding secured bridge note, we believe our cash resources would be sufficient to fund our current operating plans into the 2023 fourth quarter. We have based these estimates, however, on assumptions that may prove to be wrong, and we could spend our available financial resources much faster than we currently expect and need to raise additional funds sooner than we anticipate. If we are unable to raise additional capital when needed or on acceptable terms, we would be forced to delay, reduce, or eliminate our technology development and commercialization efforts.

Our stockholders may experience significant dilution as a result of shares of our common stock issued pursuant to our existing equity line financing agreements and also pursuant to new securities that we may issue in the future.

We may issue substantial amounts of additional common stock in connection with our existing equity line of credit agreement entered into on November 14, 2022. This financing agreement contains variable pricing mechanisms. The number of shares that we may issue pursuant to this agreement fluctuate based on the price of our common stock. We may also issue additional common stock or securities convertible into or exchangeable or exercisable for common stock, in connection with future capital raising transactions.

Risks Relating to this Offering

You will experience immediate dilution as a result of this offering and may experience additional dilution in the future.

The public offering price for shares of our common stock offered hereby will be substantially higher than the net tangible book value per share of our common stock immediately after this offering. If you purchase common stock in this offering, you will incur substantial and immediate dilution in the net tangible book value of your investment. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of our common stock then outstanding. To the extent that options that are currently outstanding are exercised, there will be further dilution to your investment. We may also issue additional common stock, options and other securities in the future that may result in further dilution of your shares of our common stock.

We may fail to continue to meet the listing standards of The Nasdaq Capital Market whether or not this offering occurs. Even if this offering occurs, this offering could cause our stock price to fall, which could result in us being delisted from The Nasdaq Capital Market. Failure to maintain the listing of our common stock with a U.S. national securities exchange could adversely effect the liquidity off our common stock.

Our common stock is currently listed on The Nasdaq Capital Market. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards, including maintaining a minimum share price. For example, the current continued listing requirements of Nasdaq provide, among other things, that a company may be delisted if the bid price of its stock drops below $1.00 for a period of 30 consecutive business days. From time to time in the past, our common stock has traded at a bid price below $1.00.

If we fail to satisfy the continued listing requirements of Nasdaq, such as the minimum share price requirement, Nasdaq may take steps to delist our securities. Such a delisting would likely have a negative effect on the price and liquidity of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a delisting, we would take actions to restore our compliance with Nasdaq’s listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our securities, prevent our common stock from dropping below the Nasdaq minimum share price requirement or prevent future non-compliance with Nasdaq’s listing requirements.

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If our common stock were to be delisted from Nasdaq, our common stock could begin to trade on one of the markets operated by OTC Markets Group, including OTCQX, OTCQB or OTC Pink (formerly known as the “pink sheets”), as the case may be. In such event, our common stock could be subject to the “penny stock” rules which, among other things, require brokers or dealers to approve investors’ accounts, receive written agreements and determine investor suitability for transactions and disclose risks relating to investing in the penny stock market. Any such delisting of our common stock could have an adverse effect on the market price of, and the efficiency of the trading market for our common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and less coverage of us by securities analysts, if any. Also, if in the future we were to determine that we need to seek additional equity capital, it could have an adverse effect on our ability to raise capital in the public or private equity markets. In addition, there can be no assurance that our common stock would be eligible for trading on any such alternative exchange or markets.

Future sales of our common stock, or the perception that such sales may occur, could depress the trading price of our common stock.

After the completion of this offering (and assuming no exercise of the Common Warrants or the Pre-Funded Warrants), we expect to have 19,670,441 shares (20,693,401 shares if the underwriter exercises its option to purchase additional units in full) of our common stock outstanding, which may be resold in the public market immediately after this offering. We and all of our directors and executive officers, and certain of our stockholders, have signed lock-up agreements for a period of 90 days following the date of this prospectus, subject to specified exceptions. See “Underwriting.”

The underwriter may, in its sole discretion and without notice, release all or any portion of the shares of our common stock subject to lock-up agreements. As restrictions on resale end, the market price of our common stock could drop significantly if the holders of these shares of our common stock sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our common stock or other securities.

We have broad discretion in the use of the net proceeds we receive from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds we receive in this offering, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether our management is using the net proceeds appropriately. Because of the number and variability of factors that will determine our use of our net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business and cause the price of our common stock to decline. Pending their use, we may invest our net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders.

MARKET AND INDUSTRY DATA

Unless otherwise indicated, information contained (or incorporated by reference) in this prospectus concerning our industry and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our knowledge of such industry and markets which we believe to be reasonable. Although we believe the data from these third-party sources is reliable, we have not independently verified any third-party information. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements." These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

10

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $5.3 million, or approximately $6.2 million if the underwriters exercise their option to purchase additional shares and Common Warrants in full, assuming a public offering price of $0.8798 per unit, the last reported sale price of our common stock on the Nasdaq Capital Market on March 24, 2023, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Each $0.20 increase (decrease) in the assumed public offering price of $0.8798 per share, the last reported sale price of our common stock on the Nasdaq Capital Market on March 24, 2023, would increase (decrease) the net proceeds to us by approximately $1.3 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. Each increase (decrease) of 700,000 shares in the number of shares offered by us would increase (decrease) the net proceeds to us by approximately $0.6 million, assuming that the assumed public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering, together with our existing cash, to repay $2.2 million aggregate principal amount of our outstanding secured promissory notes, build out and complete our product offerings, expand our sales and marketing efforts, and for general and administration expenses.

Our expected use of net proceeds from this offering represents our current intentions based upon our present plans and business condition. As of the date of this prospectus, we cannot predict with complete certainty all of the particular uses for the net proceeds to be received upon the completion of this offering or the actual amounts that we will spend on the uses set forth above. We believe opportunities may exist from time to time to expand our current business through the acquisition or in-license of complementary product candidates. While we have no current agreements for any specific acquisitions or in-licenses at this time, we may use a portion of the net proceeds for these purposes.

Pending the uses described above, we plan to invest the net proceeds from this offering in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DIVIDEND POLICY

We have not declared or paid any cash dividends on our capital stock since our inception. We intend to retain future earnings, if any, to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

CAPITALIZATION

Except as otherwise noted, all information in this prospectus reflects and assumes (i) no sale of Pre-Funded Warrants in this offering, which, if sold, would reduce the number of shares of common stock that we are offering on a one-for-one basis and (ii) no exercise of the Common Warrants issued in this offering.

The following table describes our cash and capitalization as of December 31, 2022:

•	On an actual basis; and

•	on an as adjusted basis to give effect to (i) the sale of 6,819,732 units of our common stock in this offering, assuming a public offering price of $0.8798 per unit (the last reported sale price of our common stock on the Nasdaq Capital Market on March 24, 2023) and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us; and (ii) the repayment of $2.2 million of our secured bridge note.

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The as adjusted information below is illustrative only, and our capitalization following the completion of this offering will be adjusted based on the actual public offering price and other terms determined at pricing. You should read this information together with our financial statements and related notes incorporated by reference in this prospectus and the information set forth under the headings “Use of Proceeds” in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report for the year ended December 31, 2022 incorporated by reference in this prospectus.

	As of December 31, 2022
	Actual	As Adjusted
Cash	$1,661,434	$4,791,434
Restricted cash
Shareholders' equity:
Preferred stock - $0.001 par value, 10,000,000 authorized, actual and as adjusted, and 0 shares issued and outstanding, actual or as adjusted	–	–
Common stock - $0.001 par value, 100,000,000 authorized, actual and as adjusted; 12,654,949 shares issued and outstanding, actual; 19,474,681 shares issued and outstanding, as adjusted	12,654	19,474
Additional paid-in capital	75,573,263	80,870,465
Accumulated deficit	71,735,834	72,133,900
Total shareholders’ equity	3,850,083	8,756,039

Total liabilities and shareholders’ equity	$6,111,526	$9,241,526

Each $0.20 increase (decrease) in the assumed public offering price of $0.8798 per share, the last reported sale price of our common stock on the Nasdaq Capital Market on March 24, 2023, would increase (decrease) the as adjusted amount of additional paid-in capital, total stockholders’ equity and total capitalization by approximately $1.3 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. Each increase (decrease) of 700,000 shares in the number of shares offered by us would increase (decrease) the as adjusted amount of each of additional paid-in capital, total stockholders’ equity and total capitalization by approximately $0.6 million, assuming that the assumed price to the public remains the same, and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

The number of shares of common stock issued and outstanding, actual and as adjusted, in the table above is based on 12,654,949 shares of our common stock outstanding as of December 31, 2022, and excludes:

•	292,843 shares of our common stock reserved for issuance under outstanding stock options granted under our 2013 Equity Incentive Plan,

•	563,858 shares of our common stock reserved for issuance under outstanding restricted stock units granted under our 2020 Equity Incentive Plan,

•	1,046,580 shares of our common stock reserved for issuance under outstanding stock options granted under our 2020 Equity Incentive Plan,

•	511,056 shares of our common stock reserved for future grant under our 2020 Equity Incentive Plan,

•	323,750 shares of our common stock reserved for issuance under outstanding stock options and outstanding RSUs granted as employment inducement awards to two of our former and current executives outside of our 2013 and 2020 Equity Incentive Plans,

•	653,855 shares of common stock reserved for issuance upon the exercise of outstanding common stock warrants,

•	3,498,898 shares of common stock reserved for issuance upon the exercise of our publicly traded outstanding Series A Warrants,

•	319,346 shares of common stock reserved for issuance upon the exercise of an outstanding IPO underwriter representative common stock warrant, and

•	assumes no exercise by the underwriters of their option to purchase 1,022,960 additional shares and/or Common Warrants pursuant to their over-allotment option.

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DILUTION

Except as otherwise noted, all information in this prospectus reflects and assumes (i) no sale of Pre-Funded warrants in this offering, which, if sold, would reduce the number of shares of common stock that we are offering on a one-for-one basis and (ii) no exercise of the Common Warrants issued in this offering.

If you invest in our units in this offering, your ownership interest will be diluted to the extent of the difference between the assumed public offering price per unit and the as adjusted net tangible book value per share of our common stock immediately after this offering.

Historical net tangible book value (deficit) per share is determined by dividing our total tangible assets less our total liabilities by the total number of shares of common stock outstanding. Our historical net tangible book value (deficit) as of December 31, 2022, was approximately $(0.5) million, or $(0.0401) per share, based on 12,654,949 shares of common stock outstanding as of that date.

After giving effect to receipt of the net proceeds from our sale of 6,819,732 units in this offering at an assumed public offering price of $0.8798 per unit, the last reported sale price of our common stock on the Nasdaq Capital Market on March 24, 2023, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us; and (ii) the repayment of our $2.2 million secured bridge note, our as adjusted net tangible book value as of December 31, 2022 would have been approximately $4.4 million, or $0.2259 per share. This represents an immediate increase in as adjusted net tangible book value of $0.2659 per share to our existing stockholders and an immediate dilution of $0.6539 per share to new investors participating in this offering.

The following table illustrates this dilution per share:

Assumed public offering price per unit
Historical net tangible book value per share as of December 31, 2022	$(0.0401)
Increase in net tangible book value per share attributable to new investors participating in this offering	$0.2659
As adjusted net tangible book value per share after this offering		0.2259
Dilution per share to new investors participating in this offering		$0.6539

Each $0.20 increase (decrease) in the assumed public offering price of $0.8798 per unit, the last reported sale price of our common stock on the Nasdaq Capital Market on March 24, 2023, would increase (decrease) the as adjusted net tangible book value by $0.0651 per share and the dilution per share to new investors by $0.0651 per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us; and (ii) the repayment of $2.2 million of our secured bridge note.

We may also increase or decrease the number of units we are offering. Each increase (decrease) of 700,000 units in the number of units we are offering would increase (decrease) our as adjusted net tangible book value by approximately $0.6 million, or $0.0206 ($0.0221) per share, and decrease (increase) the dilution per share to new investors participating in this offering by $0.0206 ($0.0221) per share, assuming that the assumed public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us; and (ii) the repayment of $2.2 million of our secured bridge note. The as adjusted information discussed above is illustrative only and will change based on the actual public offering price, number of shares and other terms determined at pricing.

If the underwriters exercise their over-allotment option in full, the as adjusted net tangible book value per share after giving effect to this offering would be $0.2554 per share, which amount represents an immediate increase in the as adjusted net tangible book value of $0.0296 per share of our common stock to existing stockholders and an immediate dilution in net tangible book value of $0.6244 per share of our common stock to new investors purchasing shares of common stock in this offering.

The foregoing table and calculations (other than the historical net tangible book value calculation) are based on 12,654,949 shares of common stock outstanding as of December 31, 2022, and excludes:

•	292,843 shares of our common stock reserved for issuance under outstanding stock options granted under our 2013 Equity Incentive Plan,

•	563,858 shares of our common stock reserved for issuance under outstanding restricted stock units granted under our 2020 Equity Incentive Plan,

•	1,046,580 shares of our common stock reserved for issuance under outstanding stock options granted under our 2020 Equity Incentive Plan,

•	511,056 shares of our common stock reserved for future grant under our 2020 Equity Incentive Plan,

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•

323,750 shares of our common stock reserved for issuance under outstanding stock options and outstanding RSUs granted as employment inducement awards to two of our former and current executives outside of our 2013 and 2020 Equity Incentive Plans,

•	653,855 shares of common stock reserved for issuance upon the exercise of outstanding common stock warrants,

•	3,498,898 shares of common stock reserved for issuance upon the exercise of our publicly traded outstanding Series A Warrants,

•	319,346 shares of common stock reserved for issuance upon the exercise of an outstanding underwriter representative common stock warrant, and

•	assumes no exercise by the underwriters of their option to purchase 1,022,960 additional shares and/or Common Warrants pursuant to their over-allotment option.

DESCRIPTION OF CAPITAL STOCK

The following description is intended as a summary of our certificate of incorporation (which we refer to as our “charter”) and our bylaws, each of which is filed as an exhibit to the registration statement of which this prospectus forms a part, and to the applicable provisions of the Delaware General Corporation Law. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our charter and bylaws.

We have two classes of securities registered under Section 12 of the Exchange Act. Our shares of common stock are listed on The Nasdaq Stock Market under the trading symbol “AUUD.” Our Series A Warrants are listed on the Nasdaq Stock Market under the trading symbol “AUUDW.”

Authorized Capital Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of our common stock do not have any cumulative voting rights. Holders of our common stock are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Our common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock. Each outstanding share of common stock is duly and validly issued, fully paid and non-assessable.

Preferred stock

Our board will have the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action.

No shares of preferred stock are currently outstanding.

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Anti-Takeover Effects of Delaware Law and Provisions of our Charter and our Bylaws

Certain provisions of the DGCL and of our charter and our bylaws could have the effect of delaying, deferring or preventing another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, our Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

•	at or after the time the stockholder became interested, the business combination was approved by our Board and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, lease, pledge, exchange, mortgage or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Board Composition and Filling Vacancies

Our charter provides that stockholders may remove directors only for cause and only by the affirmative vote of the holders of at least two-thirds of our outstanding common stock. Our charter and bylaws authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors may only be set by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.

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No Written Consent of Stockholders

Our charter and bylaws provide that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our bylaws or removal of directors by our stockholders without holding a meeting of stockholders.

Meetings of Stockholders

Our charter and bylaws provide that only a majority of the members of our Board then in office, our Executive Chairman or our Chief Executive Officer may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders.

Advance Notice Requirements

Our bylaws provide advance notice procedures for stockholders seeking to bring matters before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Amendment to our Charter and Bylaws

The DGCL, provides, generally, that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our bylaws may be amended or repealed by a majority vote of our board of directors or the affirmative vote of the holders of at least two-thirds of the votes that all our stockholders would be entitled to cast in an annual election of directors. In addition, the affirmative vote of the holders of at least two-thirds of the votes that all our stockholders would be entitled to cast in an election of directors is required to amend or repeal or to adopt certain provisions of our charter.

Undesignated preferred stock

Our charter provides for 10,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of our stockholders, our board could cause shares of convertible preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our charter grants our board broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

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Choice of Forum

Our charter provides that the Court of Chancery of the State of Delaware is the exclusive forum for the following types of actions or proceedings: any derivative action or proceeding brought on behalf of the Company, any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, any action asserting a claim against the Company arising pursuant to any provision of the DGCL or the Company’s certificate of incorporation or bylaws, or any action asserting a claim against the Company governed by the internal affairs doctrine. Our charter also provides that unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Despite the fact that the certificate of incorporation provides for this exclusive forum provision to be applicable to the fullest extent permitted by applicable law, Section 27 of the Exchange Act, creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder and Section 22 of the Securities Act, creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, this provision of the Company’s certificate of incorporation would not apply to claims brought to enforce a duty or liability created by the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. However, there is uncertainty as to whether a Delaware court would enforce the exclusive federal forum provisions for Securities Act claims and that investors cannot waive compliance with the federal securities laws and rules and regulations thereunder.

Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Series A Warrants

Each Series A Warrant represents the right to purchase one share of common stock at an exercise price of $4.54. The Series A Warrants are exercisable beginning February 17, 2021 will terminate on the 5th anniversary date the Series A Warrants are first exercisable. The exercise price and number of shares for which each Series A Warrant may be exercised is subject to adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock.

Holders of the Series A Warrants may exercise their Series A Warrants to purchase shares of our common stock on or before the termination date by delivering an exercise notice, appropriately completed and duly signed. Payment of the exercise price for the number of shares for which the Series A Warrants is being exercised must be made within two trading days following such exercise. In the event that the registration statement relating to the Series A Warrants shares (the “Warrant Shares”) is not effective, a holder of Series A Warrants may only exercise its Series A Warrants for a net number of Warrant Shares pursuant to the cashless exercise procedures specified in the Series A Warrants. Series A Warrants may be exercised in whole or in part, and any portion of a Series A Warrant not exercised prior to the termination date shall be and become void and of no value. The absence of an effective registration statement or applicable exemption from registration does not alleviate our obligation to deliver common stock issuable upon exercise of a Series A Warrant.

Upon the holder’s exercise of a Series A Warrant, we will issue the shares of common stock issuable upon exercise of the Series A Warrant within three trading days of our receipt of notice of exercise, subject to timely payment of the aggregate exercise price therefor.

The shares of common stock issuable on exercise of the Series A Warrants will be, when issued in accordance with the Series A Warrants, duly and validly authorized, issued and fully paid and non-assessable. We will authorize and reserve at least that number of shares of common stock equal to the number of shares of common stock issuable upon exercise of all outstanding warrants.

If, at any time a Series A Warrant is outstanding, we consummate any fundamental transaction, as described in the Series A Warrants and generally including any consolidation or merger into another corporation, the consummation of a transaction whereby another entity acquires more than 50% of our outstanding common stock, or the sale of all or substantially all of our assets, or other transaction in which our common stock is converted into or exchanged for other securities or other consideration, the holder of any Series A Warrants will thereafter receive upon exercise of the Series A Warrants, the securities or other consideration to which a holder of the number of shares of common stock then deliverable upon the exercise or conversion of such Series A Warrants would have been entitled upon such consolidation or merger or other transaction.

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The Series A Warrants are not exercisable by their holder to the extent (but only to the extent) that such holder or any of its affiliates would beneficially own in excess of 4.99% of our common stock.

Amendments and waivers of the terms of the Series A Warrants require the written consent of the holder of such Series A Warrants and us. The Series A Warrants will be issued in book-entry form under a warrant agent agreement between V-Stock Transfer Company, Inc. as warrant agent, and us, and shall initially be represented by one or more book-entry certificates deposited with The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

You should review a copy of the warrant agent agreement and the form of the Series A Warrants, each of which are included as exhibits to the registration statement of which this prospectus is a part.

Transfer Agent, Registrar, Warrant Agent

The transfer agent and registrar for our common stock and the warrant agent for our Series A Warrants is VStock Transfer LLC, 18 Lafayette Place, Woodmere, NY 11598.

As of March 10, 2023, there were 12,850,709 shares of our common stock outstanding, and approximately 138 stockholders of record. No shares of our preferred stock are designated, issued or outstanding.

Other Warrants

At March 10, 2023, we had 653,855 outstanding common stock warrants. These warrants have a weighted-average exercise price of $4.81. 353,855 will expire in October 2023 and 300,000 will expire in November 2027.

These warrants have a net exercise provision under which its holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of the underlying shares at the time of exercise of the warrant after deduction of a number of shares equal in value to the aggregate exercise price. The warrants contain provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of certain stock dividends, stock splits, reorganizations, reclassifications and consolidations.

Outstanding Stock Options and Restricted Stock Units

At March 10, 2023, we had 292,843 outstanding common stock options, with a weighted-average exercise price of $3.65, which were granted under the Clip Interactive, LLC 2013 Equity Incentive Plan. We ceased granting awards under the 2013 Plan upon the implementation of the 2020 Plan described below.

At March 10, 2023, we had 511,450 shares of our common stock reserved for issuance under outstanding stock options and outstanding Restricted Stock Units granted as employment inducement awards to three of our former and current executives outside of our 2013 and 2020 Equity Incentive Plans.

2020 Equity Incentive Plan

The Company’s 2020 Equity Incentive Plan, which became effective upon the completion of the IPO in February 2021, serves as the successor equity incentive plan to the 2013 Plan. The 2020 Plan currently has an aggregate of 2,753,567 shares of common stock authorized for issuance, after giving effect to the “evergreen” increase of 632,747 shares as of January 1, 2023.

The 2020 Equity Incentive Plan contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance pursuant to awards under such plan shall be increased on the first day of each year beginning January 1, 2022 and ending January 1, 2030 equal to the lesser of (a) five percent (5%) of the shares of stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (b) such smaller number of shares of stock as determined by our board of directors.

At March 10, 2023 under our 2020 Equity Incentive Plan, there were (i) 1,044,080 outstanding common stock options with an exercise price of $1.39 (ii) 275,250 outstanding restricted stock units, and (iii) 1,143,803 shares remaining available for future grant.

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DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering units, each unit consisting of one share of common stock and one Common Warrant to purchase one share of common stock. We are also offering to each purchaser whose purchase of shares of common stock in this offering would otherwise result in the purchaser, together with its affiliates, beneficially owning more than 4.99% (or, at the election of the holder, 9.99%) of our outstanding shares of common stock immediately following the consummation of this offering, the opportunity to purchase, if the purchaser so chooses, units containing Pre-Funded Warrants in lieu of shares of common stock that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the holder, 9.99%) of our outstanding shares of common stock. For each Pre-Funded Warrant we sell (without regard to any limitation on exercise set forth therein), the number of shares of common stock we are offering will be decreased on a one-for-one basis. Because one Common Warrant is being sold together in this offering with each share of common stock or, in the alternative, each Pre-Funded Warrant to purchase one share of common stock, the number of Common Warrants sold in this offering will not change as a result of a change in the mix of the shares of common stock and Pre-Funded Warrants sold.

We are also registering the shares of common stock issuable from time to time upon exercise of the Common Warrants and Pre-Funded Warrants included in the units offered hereby. Our units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The shares of common stock (or Pre-Funded Warrants) and the Common Warrants comprising our units are immediately separable and will be issued separately in this offering.

The following summary of certain terms and provisions of the Pre-Funded Warrants and Common Warrants offered hereby is not complete and is subject to and qualified in its entirety by the provisions of the form of Pre- Funded Warrant, and the form of Common Warrant, which are filed as exhibits to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions set forth in the form of Pre-Funded Warrant and the form of Common Warrant.

Exercisability.   The Pre-Funded Warrants are exercisable at any time after their original issuance until they are exercised in full. The Common Warrants are immediately exercisable at any time after their original issuance up to the date that is five years after their original issuance. Each of the Common Warrants and the Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the shares of common stock underlying the Common Warrants or Pre-Funded Warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise. If a registration statement registering the issuance of the shares of common stock underlying the Common Warrants or Pre-Funded Warrants under the Securities Act is not effective or available, the holder may, in its sole discretion, elect to exercise the Common Warrant or Pre-Funded Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the Common Warrant or Pre-Funded Warrant. No fractional shares of common stock will be issued in connection with the exercise of a Common Warrant or Pre-Funded Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

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Exercise Limitation.   A holder will not have the right to exercise any portion of the Pre-Funded Warrants or Common Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election by a holder prior to the issuance of any Pre-Funded Warrant or Common Warrant, 9.99%) of the number of shares of our shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrant or Common Warrant. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, upon at least 61 days’ prior notice from the holder to us with respect to any increase in such percentage.

Exercise Price.   The exercise price for the Pre-Funded Warrants is $0.0001 per share. The exercise price per whole share of common stock purchasable upon exercise of the Common Warrants is $[•] per share. The exercise price of the Common Warrants may also be reduced to any amount and for any period of time at the sole discretion of our board of directors. The exercise price and number of shares of common stock issuable upon exercise will adjust in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our shares of common stock.

Transferability.   Subject to applicable laws, the Common Warrants and the Pre-Funded Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing.   We do not intend to apply for the listing of the Common Warrants or Pre-Funded Warrants offered in this offering on any stock exchange. Without an active trading market, the liquidity of the Common Warrants and the Pre-Funded Warrants will be limited.

Warrant Agent.   The Common Warrants and Pre-Funded Warrants are expected to be issued in registered form under a warrant agreement between VStock Transfer, LLC, as warrant agent, and us. The Common Warrants and Pre-Funded Warrants shall initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company (DTC) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Rights as a Stockholder.   Except as otherwise provided in the Common Warrants or the Pre-Funded Warrants or by virtue of such holder’s ownership of our shares of common stock, the holder of a Common Warrant or Pre-Funded Warrant does not have the rights or privileges of a holder of our shares of common stock, including any voting rights, until the holder exercises the Common Warrant or Pre-Funded Warrant.

Fundamental Transactions.   In the event of a fundamental transaction, as described in the Common Warrants and the Pre-Funded Warrants and generally including, with certain exceptions, any reorganization, recapitalization or reclassification of our shares of common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding shares of common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding shares of common stock, the holders of the Common Warrants and the Pre-Funded Warrants will be entitled to receive upon exercise of the Common Warrants or the Pre-Funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Common Warrants or the Pre-Funded Warrants immediately prior to such fundamental transaction. Additionally, as more fully described in the Common Warrant, in the event of certain fundamental transactions, the holders of the Common Warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of the Common Warrants on the date of consummation of such transaction.

Governing Law.   The Pre-Funded Warrants, the Common Warrants and Warrant Agreement are governed by New York law.

The material terms and provisions of our common stock and each other class of our securities are described under the caption “Description of Capital Stock” in this prospectus.

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SHARES ELIGIBLE FOR FUTURE SALE

Future sales of our common stock, including shares issued upon exercise of outstanding options and warrants, in the public market after this offering, or the perception that those sales may occur, could cause the prevailing market price for our common stock to fall or impair our ability to raise equity capital in the future. As described below, only a limited number of shares of our common stock will be available for sale in the public market after consummation of this offering due to contractual and legal restrictions on resale described below. Future sales of our common stock in the public market either before (to the extent permitted) or after restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price of our common stock at such time and our ability to raise equity capital at a time and price we deem appropriate.

Sale of outstanding shares

Except as otherwise noted, all information in this prospectus reflects and assumes (i) no sale of Pre-Funded Warrants in this offering, which, if sold, would reduce the number of shares of common stock that we are offering on a one-for-one basis and (ii) no exercise of the Common Warrants issued in this offering.

Based on the number of shares of our common stock outstanding as of March 10, 2023, upon the closing of this offering, and assuming no exercise of the underwriters’ option to purchase additional shares of common stock and/or Common Warrants, we will have outstanding 19,670,441 shares of common stock.

Except for the outstanding shares that are held by our affiliates, substantially all of our outstanding shares may be resold in the public market immediately (i) without any restriction or (ii) with minimal restrictions in compliance with the SEC’s Rule 144 (as described below) as applied to sales by non-affiliates.

Unless purchased or held by our affiliates, the 6,819,732 shares sold in this offering, the 6,819,732 shares issuable upon the exercise of the Common Warrants, and the 3,498,898 shares of common stock reserved for issuance upon the exercise of our publicly traded outstanding Series A Warrants may be resold in the public market immediately without any restriction.

Any shares of common stock sold in this offering upon exercise of the underwriters’ option to purchase additional shares, will be freely tradable in the public market without restriction or further registration under the Securities Act, unless the shares are held by any of our affiliates.

Lock-up agreements

In connection with this offering, we, our officers and directors, and certain existing security holders beneficially owning more than 5% of our outstanding common stock agreed that, for a period of 90 days from _______, 2023 (the date of this prospectus), we and they will not, without the prior written consent of Ladenburg Thalmann & Co. Inc., dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock, subject to certain exceptions.

Ladenburg Thalmann & Co. Inc., in their sole discretion may release any of the securities subject to these lock-up agreements at any time. If the restrictions under the lock-up agreements are waived, shares of our common stock may become available for resale into the market, subject to applicable law, which could reduce the market price for our common stock. See “Underwriting.”

Rule 144

In general, under Rule 144, as currently in effect, once we have been subject to the public company reporting requirements of the Exchange Act, for at least 90 days, a person (or persons whose shares are required to be aggregated) who is not deemed to have been one of our “affiliates” for purposes of Rule 144 at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months, including the holding period of any prior owner other than one of our “affiliates,” is entitled to sell those shares in the public market (subject to the lock-up agreements referred to above, if applicable) without complying with the manner of sale, volume limitations or notice provisions of Rule 144, but subject to compliance with the public information requirements of Rule 144.

Rule 144(a)(1) defines an “affiliate” of an issuing company as a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer. Directors, officers and holders of ten percent or more of the Company’s voting securities (including securities which are issuable within the next sixty days) are deemed to be affiliates of the issuing company. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than “affiliates,” then such person is entitled to sell such shares in the public market without complying with any of the requirements of Rule 144 (subject to the lock-up agreements referred to above, if applicable).

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In general, under Rule 144, as currently in effect, once we have been subject to the public company reporting requirements of the Exchange Act for at least 90 days, our “affiliates,” as defined in Rule 144, who have beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than one of our “affiliates,” are entitled to sell in the public market, upon expiration of any applicable lock-up agreements and within any three-month period, a number of those shares of our common stock that does not exceed the greater of:

•	1% of the number of common shares then outstanding; or

•	the average weekly trading volume of our common stock on the Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Such sales under Rule 144 by our “affiliates” or persons selling shares on behalf of our “affiliates” are also subject to certain manner of sale provisions, notice requirements and to the availability of current public information about us.

Rule 701

The Rule 701 exemption is not available to Exchange Act reporting companies. In general, under Rule 701 as currently in effect, any of our employees, directors, officers, consultants or advisors who acquired common stock from us in connection with a written compensatory stock or option plan or other written agreement in compliance with Rule 701 under the Securities Act before the effective date of our IPO registration statement (to the extent such common stock is not subject to a lock-up agreement) is entitled to rely on Rule 701 to resell such shares beginning 90 days after we become subject to the public company reporting requirements of the Exchange Act. Our affiliates can resell shares in reliance on Rule 144 without having to comply with the holding period requirement, and non-affiliates of the Company can resell shares in reliance on Rule 144 without having to comply with Rule 144’s current public information and holding period requirements in Rule 144. Accordingly, subject to any applicable lock-up agreements, beginning 90 days after our IPO, under Rule 701 persons who are non-affiliates may resell those shares without complying with the minimum holding period or public information requirements of Rule 144, and affiliates of the Company may resell those shares without compliance with Rule 144’s minimum holding period requirements.

UNDERWRITING

We are offering the units described in this prospectus through the underwriters named below. Ladenburg Thalmann & Co. Inc. is acting as the lead managing underwriter in this offering. Maxim is acting as the lead manager in this offering. Subject to the terms and conditions of the underwriting agreement, dated as of _____, 2023, the underwriters have agreed to purchase the number of our securities set forth opposite its respective name below.

Name of Underwriter	Number of Units
Ladenburg Thalmann & Co. Inc.
Maxim Group LLC
Total

A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

We have been advised by the underwriters that they propose to offer the units directly to the public at the public offering price set forth on the cover page of this prospectus. Any securities sold by the underwriters to securities dealers will be sold at the public offering price less a selling concession not in excess of $____ per share and $ ______ per Common Warrant.

The underwriting agreement provides that the underwriters’ obligation to purchase the securities we are offering is subject to conditions contained in the underwriting agreement

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No action has been taken by us or the underwriters that would permit a public offering of the shares of the units, or the shares of common stock, Pre-Funded Warrants or Common Warrants in any jurisdiction outside the United States where action for that purpose is required. None of our securities included in this offering may be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sales of any of the securities offering hereby be distributed or published in any jurisdiction except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of securities and the distribution of this prospectus. This prospectus is neither an offer to sell nor a solicitation of any offer to buy the securities in any jurisdiction where that would not be permitted or legal.

The underwriters have advised us that they do not intend to confirm sales to any account over which they exercise discretionary authority.

Underwriting Discount and Expenses

The following table summarizes the underwriting discount and commission to be paid to the underwriters by us.

	Per Unit (1)	Total Without Over- Allotment Option	Total With Full Over- Allotment Option
Public offering price	$	$	$
Underwriting discount and commission to be paid to underwriters by us (2)(3)	$	$	$
Proceeds, before expenses, to us	$	$	$

(1)	The public offering price and underwriting discount in respect of the units corresponds to (i) a public offering price per share of common stock of $[___] ($[___] net of the underwriting discount), and (ii) a public offering price per Common Warrant of $[___] ($[___] net of the underwriting discount). The public offering price for a unit with a Pre-funded Warrant and a Common Warrant shall be $0.0001 less than the public offering price per unit with a share of common stock and a Common Warrant.
(2)	We have also agreed to reimburse the accountable expenses of the representative up to a maximum of $90,000.
(3)	We have granted a 45-day option to the underwriters to purchase up to additional shares of common stock and/or Common Warrants to purchase an additional shares of common stock at the assumed public offering price per share of common stock and the assumed public offering price per Common Warrant set forth above less the underwriting discounts and commissions solely to cover over-allotments, if any.

We estimate the total expenses payable by us for this offering to be approximately $______, which amounts includes (i) underwriting discount of $_____, (ii) reimbursement of the accountable expenses of the Representative, including the legal fees of the Representative, in an amount not to exceed $90,000, including the expense deposit of $25,000 paid by us to the Representative, and (iii) other estimated company expenses of approximately $____, which includes legal, accounting, printing costs, and various fees associated with the registration and listing of our shares.

Over-Allotment Option

We have granted to the underwriters an option, exercisable no later than 45 calendar days after the date of the underwriting agreement, to purchase in the aggregate, up to ____ shares of common stock (the “Option Shares”) and/or Common Warrants to purchase up to ____ shares of common stock (the “Option Warrants” and, collectively with the Option Shares, the “Option Securities”) which may be purchased in any combination of Option Shares and/or Option Warrants at the share purchase price and/or warrant purchase price, respectively, less underwriting discounts and commissions. The underwriters may exercise this option only to cover over-allotments, if any, made in connection with this offering. To the extent the option is exercised and the conditions of the underwriting agreement are satisfied, we will be obligated to sell to the underwriters, and the underwriters will be obligated to purchase, these additional shares of common stock.

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Determination of Offering Price

Our common stock is currently traded on The Nasdaq Capital Market under the symbol “AUUD.” On March 24, 2023, the closing price of our common stock was $0.8798 per share.

The public offering price of the securities offered by this prospectus will be determined by negotiation between us and the underwriters. Among the factors that will be considered in determining the final public offering price of the shares:

•	Our history and our prospects;
•	The industry in which we operate;
•	Our past and present operating results; and
•	The general condition of the securities markets at this time of this offering.

The public offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the shares of common stock sold in this offering. That price is subject to change as a result of market conditions and other factors and we cannot assure you that the shares of common stock sold in this offering can be resold at or above the public offering price.

Listing

Our shares of common stock are listed on the Nasdaq Capital Market under the symbol “AUUD.”

The last reported sales price of our shares of common stock on March 24, 2023 was $0.8798 per share. The actual public offering price per unit will be determined between us, the underwriters and the investors in the offering, and may be at a discount to the current market price of our common stock. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final public offering price. There is no established public trading market for the Pre-Funded Warrants or the Common Warrants, and we do not expect such a market to develop. In addition, we do not intend to apply for listing of the Pre-Funded Warrants or the Common Warrants on any securities exchange or other trading system.

Lock-Up Agreements

We, our officers and directors and certain stockholders have agreed, subject to limited exceptions, for a period of 90 days after the closing of this offering, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any shares of common stock or any securities convertible into or exchangeable for our common stock either owned as of the date of the underwriting agreement or thereafter acquired without the prior written consent of Ladenburg Thalmann & Co. Inc. Ladenburg Thalmann & Co. Inc. may, in its sole discretion and at any time or from time to time before the termination of the lock-up period, without notice, release all or any portion of the securities subject to lock-up agreements.

Other Relationships

From time to time, certain of the underwriters and their affiliates may provide in the future, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they will receive customary fees and commissions. The lead manager has received compensation for services previously provided to the Company.

Transfer Agent, Warrant Agent and Registrar

The transfer agent, warrant agent and registrar for our common stock is vStock Transfer LLC, at 18 Lafayette Place, Woodmere, NY 11598. The transfer agent’s telephone number is (212) 828-8436.

24

Stabilization, Short Positions and Penalty Bids

The underwriters may engage in syndicate covering transactions stabilizing transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock;

•	Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Such a naked short position would be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.
•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum.
•	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These syndicate covering transactions, stabilizing transactions, and penalty bids may have the effect of raising or maintaining the market prices of our securities or preventing or retarding a decline in the market prices of our securities. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on the Nasdaq Capital Market, in the over-the-counter market or on any other trading market and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriters also may engage in passive market making transactions in our common stock in accordance with Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of the distribution. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for that security. However, if all independent bids are lowered below the passive market maker’s bid that bid must then be lowered when specific purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Neither we, nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of our securities. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transactions, once commenced will not be discontinued without notice.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

LEGAL MATTERS

Carroll Legal LLC, Denver, CO will pass upon the validity of the shares of common stock offered hereby for us. The underwriters are represented by Ellenoff Grossman & Schole LLP.

EXPERTS

Daszkal Bolton LLP (“Daszkal”), independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Daskal’s report, given on their authority as experts in accounting and auditing.

25

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock being offered by this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement. Some items included in the registration statement are omitted from the prospectus in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered in this prospectus, we refer you to the registration statement and the accompanying exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address is www.sec.gov.

We also maintain a website at www.auddia.com. The reference to our website address does not constitute incorporation by reference of the information contained on our website, and you should not consider information on our website to be part of this prospectus.

You may also request a copy of these filings, at no cost to you, by writing or telephoning us at the following address:

Auddia Inc.

Attn: Investor Relations

2100 Central Avenue, Suite 200

Boulder, CO 80301

Telephone: (303) 219-9771

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information and reports we file with it, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. We are incorporating by reference the documents listed below, which we have already filed with the SEC (SEC File No. 001-40071), and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including all filings made after the date of the filing of this registration statement, except as to any portion of any future report or document that is not deemed filed under such provisions until we sell all of the securities:

•	our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 23, 2023;

•	our Current Reports on Form 8-K, filed with the SEC, on February 16 and March 9, 2023; and

•	the description of our securities registered pursuant to Section 12 of the Exchange Act our Registration Statement on Form 8-A (File No. 001-40071), filed with the SEC under Section 12(b) of the Exchange Act, on February 16, 2021, including any amendment or report filed for the purpose of updating such description.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to Auddia Inc., Attn: Investor Relations, 2100 Central Avenue, Suite 200, Boulder, CO 80301; Telephone: (303) 219-9771; E-mail: tackerman@auddia.com.

You also may access these filings, free of charge, on the SEC’s website at www.sec.gov or on our website at www.auddia.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

26

6,819,732 UNITS CONSISTING OF

ONE SHARE OF COMMON STOCK

OR PRE-FUNDED WARRANTS TO PURCHASE SHARES

OF COMMON STOCK AND

WARRANTS TO PURCHASE SHARES

OF COMMON STOCK

AUDDIA, INC.

PROSPECTUS

____________, 2023

Ladenburg Thalmann & Co. Inc.	Maxim Group LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable in connection with the sale of common stock being registered. All amounts shown are estimates, except the Securities and Exchange Commission registration fee, the Financial Industry Regulatory Authority filing fee and the Exchange listing fee.

Securities and Exchange Commission registration fee	$1,521
Financial Industry Regulatory Authority filing fee	2,570
Legal fees and expenses	150,000
Accountants’ fees and expenses	50,000
Printing expenses	25,000
Transfer agent and registrar fees and expenses	15,000
Miscellaneous	5,909
Total	$250,000

Item 14.	Indemnification of Directors and Officers.

We are incorporated under the laws of the state of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses that such officer or director has actually and reasonably incurred. Our charter and bylaws provide for the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

II-1

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our charter also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our bylaws provide that:

•	we may indemnify our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•	we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in our bylaws are not exclusive.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, we have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of our indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director, or officer, of the company or any of its subsidiaries or was serving at the company’s request in an official capacity for another entity. We must indemnify our officers and directors against (1) attorneys’ fees and (2) all other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal) or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.

The form of Underwriting Agreement, to be filed as Exhibit 1.1 hereto, provides for indemnification by the underwriters of us and our officers who sign this Registration Statement and directors for specified liabilities, including matters arising under the Securities Act.

Item 15.	Recent Sales of Unregistered Securities.

During the three-year period preceding the date of filing of this registration statement, we have issued securities in the transactions described below without registration under the Securities Act.

Clip Interactive, LLC

Since January 1, 2016, Clip Interactive, LLC issued the following securities that were not registered under the Securities Act:

In 2016, 967,895 shares of Series B Preferred Stock were issued for cash proceeds of $1,009,998 at $ 1.0435 per share.

In 2017, Convertible Notes in the amount of $4,888,077 plus $190,097 in accrued interest were converted into 4,866,483 shares of Series B at $1.0435 per share. Issuance costs of $46,372 were incurred with the issuance during 2017. Also in 2017, 184,602 shares of Series B were issued at fair value of $192,632 at $1.0435 per share to Clip Digital shareholders (a related party). This transaction was the result of termination of Clip Digital, LLC which triggered investor rights that converted Clip Digital LLC investment amounts into Series B shares of the Company.

II-2

In 2018 and 2017, 235,967 and 247,246 shares of Series B were issued for subscription receivables and cash of $246,231 and $258,001, respectively, at $1.0435 per share.

In 2018, we issued 2,049,396 Series B preferred shares for cash totaling $2,138,545.

During 2018, the Company approved a share exchange as described in our financial statements which has been treated in substance as a stock split of 9.07:1.00 for authorized and outstanding shares participating in a pay to play financing with all share and per-share amounts for Series F, Series 1 Common Shares, and options.

In 2018, 354,516 and 131,782 shares of Series B were issued in exchange of notes payable to a related party for $370,000 and foregone wages of $137,515 at $1.0435 per share.

In 2018, 186,271,597 shares of Series C were issued at $0.115 per share in exchange for 5,300,000 Series A shares and 15,230,334 Series B shares.

In 2018, 51,672,086, 4,530,861 and 4,497,827 shares of Series 1 Common Shares were issued at $0.023 per share for cash proceeds of $1,188,458, for conversion of accrued interest of $104,210, and for subscriptions receivable of $103,450, respectively.

In 2019, 31,799,648 shares of Series 1 Common shares were issued for cash proceeds of $731,392 at $0.023 per share. A total of 31,666,865 of these Series 1 Common shares issued reduced the Series F shares outstanding so that only 132,783 of the Series 1 Common shares issued were dilutive to the existing shareholders.

During 2019, the agreement with a shareholder for a collateral arrangement was converted into a long-term note totaling $725,000 due upon maturity on June 30, 2020. The collateral agreement was extended under similar terms.

In 2019, an additional 127,045 shares of Series B were issued at $1.0435 per share or $132,571 to four shareholders in connection with an extension of the 2018 “Pay to Play” financing. The 127,045 shares of Series B were converted into 1,152,675 Series C shares at a conversion of 9.07:1.00 for the Pay to Play as detailed in the notes to our financial statements. The four shareholders received 12,008,057 Series C shares at $0.115 per share in exchange for 1,050,000 Series A shares, 146,450 Series B shares and 127,045 additional Series B shares. The four new shareholder participants also forfeited and exchanged 2,392,900 previously issued Series 1 Common warrants issued in October 2018 for giving consent to the Pay to Play dilution as non-participants and as a result of subsequently electing to participate in 2019 in the extension of the Pay to Play financing, received common warrants totaling 177,323 new Series 1 Common warrants which combined with the Series C preferred shares received resulted in excess incremental fair value over the Series A preferred shares exchanged, resulting in a deemed dividend of approximately $594,000. There was no incremental fair value associated with the holders of Series B preferred shares.

In 2019 one additional shareholder that did not participate in the pay to play financing gave his consent to the dilutive financing and received 2,165,426 Series 1 Common warrants price at $0.023 per share. The accounting impact was identical to the previous non-participants that gave consent to the transaction and resulted in a deemed dividend of approximately $44,000.

During 2019, the Company began a Convertible Note financing which accrues 6% interest and converts at the effective date of this registration statement at a 30% discount to the IPO price and raised $462,500. Upon the IPO, a beneficial conversion feature was recorded due to the discount estimate of 30%. The amount was recorded as additional interest for the convertible notes on the statement of operations.

In October 2019 the Company obtained a $400,000 non interest short term loan from a related party. The Company was advanced $200,000 net of $12,000 in closing fees and the remainder $200,000 was put into an escrow account. On December 2019, the Company made a principal payment of $57,000. The remaining $243,000 of principal and loan financing fees was due on January 30, 2020.

In July 2019, the Company initiated a financing in the amount of $2.0 million in the form of a 6% Convertible Promissory Notes due December 31, 2019. In December of 2019, a majority of noteholders voted to extend the due date from December 31, 2019 to March 31, 2020.

Subsequent to December 31, 2019, the Company sold $75,000 of 6% Convertible Promissory Notes, due March 31, 2020, to two new investors that convert mandatorily to common stock at a 50% discount to the IPO price. In addition, the Company sold $842,265 of a new of 6% Convertible Promissory Notes, due March 31, 2020, (the 2020 Notes) with a mandatory conversion into common shares at a 75% discount to the IPO price.

II-3

During 2019, the Company entered into notes payable (the "Notes") with three related parties for $80,000, $200,000 and $50,000, respectively. The $80,000 note was repaid in January 2020. The two other note holders elected to convert their notes into the 2020 Notes, described above.

Also subsequent to December 31, 2018, the Company initiated the sale of Series 1 Common shares to existing investors. Sale of the Series 1 Common terminated on November 30, 2019 and raised $477,010. In December 2019, the Company proposed terminating the prior sale of the Series 1 Common and converting the investment into the 2020 Notes. All investors in the Series 1 Common were notified of the proposed change. Unanimous approval was documented by all investors executing subscription agreements terminating their Series 1 Common subscriptions and reallocating their investment into the 2020 Notes.

In November 2019, an investor defaulted on 25% or $23,414 of his Equity Note Receivable issued in connection with a financing round completed earlier in 2019. A total of 1,917,992 Series C Preferred shares were cancelled which were previously issued at a conversion rate of 9.07:1.00 for the series A and B preferred shares effectively reversing 25% of the earlier transaction. As a result, the exchange transaction was rescinded resulting in 187,500 shares of Series A Preferred being re-issued at $1.00 per share and 23,896 shares of Series B Preferred shares were re-issued at $1.0435 per share in connection with the default. An additional 203,580 Series C Preferred shares at $0.115/share were also forfeited. The defaulting shareholder was reissued 422,792 shares of Series 1 Common Stock Warrants previously issued for giving consent to the pay to play dilution as a non-participant as a result of subsequently defaulting on his participation. The investor also forfeited 28,934 Series 1 Common Warrants.

In 2018, 680,474 options were exercised as severance to purchase Series 1 common stock.

Subsequent to December 31, 2019, the Company sold an additional $404,601 of Convertible Notes.

Subsequent to December 31, 2019, the Company sold $1,073,244, of a 6% Promissory Notes due December 31, 2021 to a number of existing shareholders in two separate tranches. The notes incorporated the following attributes: interest on the Notes accrues at 6% and if a majority of the noteholders approve, upon the successful completion of a qualified IPO, the notes and accrued interest will convert into equity at per share valuation equal to $40.0 million. In addition, each participant in each tranche would have their original number of shares and warrants doubled.

In April 2020, the Company entered into a promissory note evidencing an unsecured loan (the “Loan”) in the amount of $258,662 made to the Company under the Paycheck Protection Program (the “PPP”). The PPP was established under the CARES Act and is administered by the U.S. Small Business Administration. The promissory note matures in April 2022 and bears interest at a rate of 1% per annum. Beginning November 2020, the Company is required to make 18 monthly payments of principal and interest in the amount of $14,370. The Loan may be prepaid by the Company at any time prior to maturity with no prepayment penalties. The proceeds from the Loan may only be used for payroll costs (including benefits), interest on mortgage obligations, rent, utilities and interest on certain other debt obligations.

During the year ended December 31, 2020, the Company sold to investors $404,601 of our convertible notes. All of these convertible notes converted into shares of common stock in connection with our February 2021 IPO.

Auddia Inc.

In connection with our February 2021 IPO, Clip Interactive LLC converted into a Delaware corporation pursuant to a statutory conversion and changed its name to Auddia Inc. In conjunction with the IPO and corporate conversion, all of our outstanding pre-IPO equity securities, convertible debt securities and certain accrued fees were automatically converted into 7,300,010 shares of common stock. The issuance of such common stock was exempt from the registration requirements of the Securities Act, pursuant to Section 3(a)(9) of the Securities Act, involving an exchange of securities exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. No underwriters were involved in this issuance of shares.

In conjunction with the IPO and corporate conversion, our pre-IPO outstanding options and warrants were converted into (i) stock options for 341,655 common shares and (ii) warrants for 358,334 common shares.

On February 19, 2021, pursuant to our IPO Underwriting Agreement, the Company issued a warrant, which enables the representative of our IPO underwriters to purchase up to an aggregate of 319,346 shares of common stock, at an exercise price equal to $5.15625 per share. The representative’s warrant may be exercised beginning on August 19, 2021 (six months after the commencement of sales of the Offering) until February 19, 2026 (five years after the commencement of sales in the Offering).

II-4

In August 2021 we issued options for 185,000 common shares as an inducement grant outside of our equity plans to a newly hired CFO.

In September 2021 we issued 30,000 restricted common shares to a vendor in payment of certain fees.

In February 2022, we issued options for 138,750 common shares as an inducement grant outside of our equity plans to a newly hired marketing executive.

In November 2022, we entered into a secured bridge note financing with Richard Minicozzi, who is a significant existing stockholder of the Company. The Company received $2,000,000 of gross proceeds in connection with this financing. The principal amount of the secured note is $2,200,000. The secured note has a 10% interest rate and matures on May 31, 2023. The secured note is secured by a lien on substantially all of the Company’s assets. At maturity, Mr. Minicozzi has the option to convert any original issue discount and accrued but unpaid interest into shares of the Company’s common stock. The fixed conversion price is $1.23 per share. In connection with the secured note financing, the Company issued Mr. Minicozzi 300,000 common stock warrants with a five-year term and a fixed $2.10 per share exercise price.

In February 2023, we issued options for 150,200 common shares and 37,500 restricted stock units as an inducement grant outside of our equity plans to a newly hired CFO.

These sales and issuances were made in reliance upon Section 4(a)(2) of the Securities Act of 1933, as amended, and Regulation D, Rule 506 (d), and did not involve any underwriters, underwriting discounts or commissions, or any public offering. The persons and entities who received such securities have represented their intention to acquire these securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends are be affixed to all share certificates issued. All recipients have adequate access through their relationship with us to information about us.

All of the foregoing securities are deemed restricted securities for purposes of the Securities Act. All certificates representing the restricted shares of capital stock described above, included appropriate legends setting forth that the securities have not been registered and the applicable restrictions on transfer.

II-5

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits. The following exhibits are filed as part of this Registration Statement:

Exhibit Number		Description of Document	Incorporated by reference from Form	Filing Date	Exhibit Number	Filed Herewith

1.1		Form of Underwriting Agreement				X
2.2		Form of Plan of Conversion	8-K	02-22-2021	2.1
3.1		Certificate of Incorporation of the Company	8-K	02-22-2021	3.1
3.2		Bylaws of the Company	8-K	02-22-2021	3.2
4.1		Form of Warrant after Conversion from an LLC to a Corporation	S-1/A	01-28-2020	3.5
4.2		Form of Series A Warrant	S-1/A	02-05-2021	3.6
4.3		Form of Common Warrant				X
4.4		Form of Pre-Funded Warrant				X
4.5		Form of Common Stock Certificate	S-1/A	10-08-2020	4.1
4.6		Form of IPO Underwriter Common Stock Purchase Warrant	8-K	02-22-2021	4.1
4.7		Description of Securities	10-K	03-31-2021	4.3
5.1	*	Opinion of Carroll Legal LLC				X
10.1	#	Employment Agreement of Michael T. Lawless	S-1	01-10-2020	10.1
10.2	#	Employment Agreement of Peter Shoebridge	S-1	01-10-2020	10.2
10.3	#	Form of Auddia Inc. 2020 Equity Incentive Plan	S-1/A	10-22-2020	10.3
10.4		Collateral and Security Agreement with Related Party (Minnicozzi)	S-1/A	01-28-2020	10.4
10.5		Form of Amendment to Collateral and Security Agreement with Related Party	S-1/A	10-08-2020	10.5
10.6		Form of Convertible Promissory Note	S-1/A	01-28-2020	10.6
10.7		Business Loan Agreement and Guaranty of Related Party with Bank of the West	S-1/A	01-28-2020	10.7
10.8	**	Agreement with Major United States Broadcast Company	S-1/A	01-28-2020	10.8
10.9		Form of Bridge Note	S-1/A	10-22-2020	10.9
10.10		Form of Warrant Agent Agreement				X
10.11		Amendment to Bridge Note	S-1/A	10-22-2020	10.14
10.12		Amended Business Loan Agreement with Bank of the West	10-K	03-31-2021	10.15
10.13	#	First Amendment to 2020 Equity Incentive Plan	S-8	08-10-2021	99.2
10.14	#	Form of Stock Option Grant Notice and Stock Option Agreement under 2020 Equity Incentive Plan	S-8	08-10-2021	99.3
10.15	#	Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement under 2020 Equity Incentive Plan	S-8	08-10-2021	99.4
10.16	#	Form of Inducement Stock Option Grant Notice and Inducement Stock Option Agreement	S-8	08-10-2021	99.5
10.17	#	Clip Interactive, LLC 2013 Equity Incentive Plan	S-8	08-10-2021	99.6
10.18	#	Form of Stock Option Grant Notice and Stock Option Agreement under 2013 Equity Incentive Plan	S-8	08-10-2021	99.7
10.19	#	Executive Officer Employment Agreement for Michael Lawless dated October 13, 2021	8-K	10-15-2021	10.1
10.20	#	Executive Officer Employment Agreement for Peter Shoebridge dated October 13, 2021	8-K	10-15-2021	10.2
10.21	#	Executive Officer Employment Agreement for Brian Hoff dated October 13, 2021	8-K	10-15-2021	10.3
10.22	#	Executive Officer Employment Agreement for Timothy Ackerman effective as of February 6, 2023	8-K	02-16-2023	10.1
10.23		Secured Promissory Bridge Note dated November 14, 2022	8-K	11-14-2022	10.1
10.24		Common Stock Warrant dated November 14, 2022	8-K	11-14-2022	10.2
10.25		Security Agreement dated November 14, 2022	8-K	11-14-2022	10.3
10.26		Common Stock Purchase Agreement, dated November 14, 2022, by and between Auddia Inc. and White Lion Capital LLC	8-K	11-14-2022	10.4
10.27		Form of Lock-up Agreement				X
23.1		Consent of Daszkal Bolton LLP, Independent Registered Public Accounting Firm				X
23.2		Consent of Carroll Legal LLC (included in Exhibit 5.1)				X
24.1	***	Power of Attorney (included on signature page)
107		Calculation of Filing Fee Table				X

____________________________

*	To be filed by amendment to this Registration Statement.
**	Certain information contained in this Exhibit has been redacted and appears as “XXXXX” as the disclosure of same would be a disadvantage to the Registrant in the marketplace
***	Previously filed.
#	Indicates management contract or compensatory plan.

(b) Financial statement schedules. Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the Financial Statements or notes thereto.

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Item 17.	Undertakings.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registration has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Registrant hereby undertakes that:

(1)For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned Registrant hereby undertakes that, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(2) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(3) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(4) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boulder, in the State of Colorado, on this 28th day of March, 2023.

AUDDIA INC.

By:	/s/ Timothy Ackerman
Timothy Ackerman
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Lawless	Chief Executive Officer and Director	March 28, 2023
Michael Lawless	(Principal Executive Officer)
President and Director

/s/ Timothy Ackerman	Chief Financial Officer	March 28, 2023
Timothy Ackerman	(Principal Financial and Accounting Officer)

/s/ Jeffrey Thramann	Executive Chairman and Director	March 28, 2023
Jeffrey Thramann

*	Director	March 28, 2023
Stephen Deitsch

*	Director	March 28, 2023
Timothy Hanlon

*	Director	March 28, 2023
Thomas Birch

* By Timothy Ackerman as attorney-in-fact

/s/ Timothy Ackerman

Timothy Ackerman

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